Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Statements” in the Prospectus and “Legal and Accounting” in the Statement of Additional Information and to the use of our reports: (1) dated April 29, 2012, with respect to the financial statements of Woodmen Variable Annuity Account and (2) dated April 23, 2013, with respect to the statutory-basis financial statements and schedules of Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society in the Post-Effective Amendment No. 10 to the Registration Statement (Form N-4, No. 333-101231) under the Securities Act of 1933 and related prospectus of Woodmen Variable Annuity Account dated May 1, 2013.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 29, 2013

A member firm of Ernst & Young Global Limited